UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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YuMe, Inc.

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On April 14, 2016, YuMe, Inc. issued the following press release:

YUME FILES DEFINITIVE PROXY AND SENDS LETTER TO STOCKHOLDERS

Recommends Stockholders Vote the WHITE Proxy Card

to Support Company’s Director Nominees and Other Proposals

2016 Annual Meeting Materials Now Available at www.YuMeStockholderValue.com

Redwood City, Calif. – April 14, 2016 – YuMe, Inc. (NYSE: YUME) (the “Company”), the global audience technology company powered by data-driven insights and multi-platform expertise, today announced it has filed with the Securities and Exchange Commission (“SEC”) its definitive proxy materials in connection with the Company’s 2016 Annual Meeting of Stockholders. YuMe stockholders of record as of the close of business on March 31, 2016 will be entitled to vote at the Annual Meeting.

In addition, YuMe sent a letter to stockholders urging them to vote the WHITE proxy card in support of the Company’s director nominees, Derek Harrar and Craig Forman, as the Company continues to successfully execute on a well-defined strategic plan to create value for stockholders and position the Company for long-term, profitable growth, derived from sustainable operating performance.

The letter to stockholders can be viewed at the recently launched 2016 Annual Meeting website www.YuMeStockholderValue.com. The website will be updated as additional information becomes available. The definitive proxy statement and letter to stockholders can also be viewed on the SEC’s website, www.sec.gov.

The full text of the letter to YuMe stockholders is set forth below:

YOUR VOTE IS CRITICAL TO REALIZING THE BENEFITS OF YUME’S VALUE-CREATING STRATEGY

PLEASE VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

April 14, 2016

Dear Fellow Stockholder,

At the upcoming Annual Meeting of YuMe stockholders, to be held on May 27, 2016, you will be asked to make an important decision with your vote – whether to support the Company’s Board of Directors and the plan it is executing to create value for stockholders, or to give board seats to the operator of a hedge fund with a poor track record of creating stockholder value and no clear strategic plan for YuMe.

YuMe’s Plan

YuMe continues to execute on a clear, well-defined strategic plan that positions the Company for long-term profitable growth, derived from sustainable operating performance.

Digital video advertising is a large and dynamic growth market:

•	Large brand advertisers are beginning to reallocate more of their video advertising budgets away from television and toward digital video; and

•	These advertisers are in the early stages of buying and managing their digital video advertising campaigns on an automated, or “programmatic,” basis through software platforms.

YuMe believes:

•	End-to-end video advertising platforms – platforms that gain insights not only from the advertisers’ goals, but also from where ads are delivered and how consumers respond to them – will best serve the needs of these large television brand advertisers; and

•	The Company is positioned to become the leading independent, end-to-end provider of a programmatic video advertising platform for brands, and it has invested over the last two years to attack this large and growing part of the market.

To that end, in 2015 we launched YuMe for Advertisers and YuMe for Publishers, the key components of our end-to-end programmatic video advertising platform. These platforms will enable us to better serve our advertiser, agency and media partner clients who seek to buy and sell video advertising programmatically.

We believe our approach of serving both the demand- and the supply-sides of the market gives us a competitive advantage in areas such as:

•	Seamless cross-device campaign delivery and tracking across PCs, smartphone and tablet apps, and Internet-connected televisions, which our advertising customers view as a critical requirement;

•	More sophisticated targeting based on television-like audience segments; and

•	Improved campaign brand safety through better understanding of publisher inventory.

YuMe will focus on its next phase of growth in 2016 by:

•	Continuing to improve our revenue generation through our direct sales channel;

•	Aggressively marketing our new YuMe for Advertisers and YuMe for Publishers offerings to advertisers, ad agencies and media partners; and

•	Improving adjusted EBITDA[i] through programmatic revenue generation and enhancing operating expense efficiencies, including our planned lowering of 2016 total operating expenses by $4 million compared to 2015 levels.

Our confidence in this plan is demonstrated by our twelve month $10 million share buyback program authorized in February 2016. We’ve already made significant progress in buying back shares under that program.

Your Board’s value proposition is clear. YuMe’s board is committed to growth and profitability in 2016 and over the long-term. We encourage you to support YuMe’s Board, management team and strategic plan by voting on the WHITE proxy card today.

YUME’S STRATEGIC PLAN IS GAINING SIGNIFICANT AND DEMONSTRATED MOMENTUM

YuMe’s efforts are demonstrating significant momentum: our fourth quarter results included our strongest quarter in two years, as measured by adjusted EBITDA profitability. In the quarter, the Company improved its engagement with larger brand advertisers, saw early traction in YuMe’s programmatic sales initiative, and continued to reduce its operating expenses. Highlights from the quarter included:

•	Revenue and adjusted EBITDA exceeding the high end of the Company’s previously-issued guidance ranges;

•	Renewed traction with major advertisers, with 19% year-over-year growth in our top 20 advertiser customers and an 11% sequential increase in customers exceeding $1 million in lifetime spend with us;

•	Gross margin returning to our long-term target range of 46% to 48%;

•	GAAP operating expenses decreasing 9% year-over-year, and the expectation of reducing 2016 GAAP operating expenses by $4 million versus 2015;

•	Adjusted EBITDA margin expanding to 10.4% from 8.4% in the year-ago period; and

•	The launch of our YuMe for Publishers programmatic offering, making us the only independent provider of video-specific programmatic offerings that serve both the demand-side (advertisers/agencies) and the supply-side (publishers) of the video advertising ecosystem.

We also continue to differentiate our offerings through our platform’s ability to deliver video campaigns seamlessly across multiple screens and devices. In the fourth quarter:

•	Close to one-third of our revenue was generated through ads delivered across smartphone, tablet and Internet-connected television screens; and

•	Close to 60% percent of our advertisers ran campaigns with us that utilized at least two screen categories.

YUME IS POISED TO CAPITALIZE ON INDUSTRY TRENDS

AND CONTINUED FOCUS ON EXECUTING OUR STRATEGY IS CRITICAL

Today, YuMe is poised to capitalize on compelling market dynamics. We believe the Company is in a strong position to drive future growth based on:

•	Consumers shifting their video consumption – and brand advertisers shifting their spending – away from television and toward the increasingly complex and fragmented digital video ecosystem; and

•	YuMe’s history of innovation, its software and data sciences platform, and its track record of monetizing a wide range of video advertising inventory from Internet-connected computers, mobile devices and televisions.

We expect to capitalize on the growth opportunities in the digital video advertising market by continuing to leverage our software and data-sciences advertising platform to drive better TV-like campaign performance for our brand advertisers as they expand into digital video advertising. As we continue to scale our business, our ability to target and optimize ad campaigns increases, enhancing our value proposition to advertising customers, which in turn drives growth and creates value for stockholders.

The 2016 Annual Meeting comes at a critical time in YuMe’s development. We firmly believe that the continued execution of our strategic plan – which has received support from independent sell-side and industry analysts – combined with our compelling industry dynamics are the best path forward for generating long-term value for YuMe’s stockholders.

YUME’S GROWTH STRATEGY HAS RECEIVED STRONG SUPPORT FROM WALL STREET ANALYSTSii

“YuMe posted its best quarter in two years, following a rough stretch of operational results over the past few years. Despite revenue declining from secular challenges and some client losses, the cadence of sequential growth appears to be picking up, which is the first signal of trends turning up (next would be a resumption of Y/Y growth). Programmatic should start to kick in mid-2016, after absorbing cost to build out the platform in 2015. At $600k of daily trading volume, the $10m buyback should provide ample support for many months. In summary, things are starting to look better at YuMe after a rough year in 2015.” (emphasis added)

– Ross Sandler, Deutsche Bank, February 19, 2016

“YuMe successfully launched its YuMe for Publishers in 4Q15, completing its end-to- end offering with the demand side YuMe for Advertisers, united with a common data management platform. Management believes that the programmatic platform is gaining traction and good reviews among its customers, offering them greater brand security, automated transaction capability and optimized multi-screen campaign capacity. Although still in early stage (~$1-2M in revenue in Q4), management plans to aggressively go to market with the programmatic offerings this year. We believe programmatic would be the growth driver for the company going forward and if executed properly, we could start to see meaningful revenue contribution from programmatic in late 2016.” (emphasis added)

– Kerry Rice, Needham & Company, February 19, 2016

YUME HAS THE RIGHT LEADERSHIP IN PLACE TO DRIVE GREATER STOCKHOLDER VALUE

YuMe has a diverse, independent Board of Directors with a strong mix of technology, media, business, and finance expertise:

•	Since 2012, the Board has added six new independent directors with the relevant expertise necessary to compete in an ever-changing market environment, and the Board plays an active and critical role in establishing the Company’s strategic direction; and

•	In 2015, we engaged in constructive dialogue over several months with our then-largest stockholders to evaluate and, after a full vetting, appoint independent directors, Derek Harrar and Craig Forman, adding significant, highly relevant technology and digital video advertising industry operational and strategic experience to our Board.

Our independent, well qualified and experienced Board nominees up for election are Derek Harrar and Craig Forman. Both:

•	Were added to the Board within the last year;

•	Underwent a full vetting, including interviews with all Board members and the completion of our comprehensive director questionnaire; and

•	Strengthen our Board through their important technology and media expertise, and skill sets that are highly complementary to the skills of our other directors.

Derek Harrar

Mr. Harrar has served as a member of the Board since October 2015. He brings extensive video management and technology experience to YuMe’s Board, having previously led Comcast’s video business as senior vice president and general manager of video services. He joined Comcast in 2004 as vice president of business development and was later named vice president of subscriber equipment, followed by vice president of video product management. Prior to joining Comcast, Mr. Harrar was co-founder and vice president of business development for MegaSense, a developer of photonic micro-modules and micro-subsystems and an investment banker for Morgan Stanley. Mr. Harrar also serves on the Board of Brightcove, Inc. (NASDAQ:BCOV), a leading global provider of cloud services for video delivery and monetization.

Craig Forman

Mr. Forman has served as a member of the Board since July 2015. He is a private investor and entrepreneur; a former media, technology and telecommunications executive; and former Wall Street Journal bureau chief and foreign correspondent. He has held senior executive roles with EarthLink, Yahoo!, Time Warner, Infoseek and Dow Jones – most recently as president of EarthLink’s consumer access and audience business. Mr. Forman currently serves and has served as a director on a variety of public and private company boards including McClatchy Co, Yellow Pages Ltd., WHERE, Inc. – which was acquired by eBay Inc. in 2011 – and Digital Turbine Inc., following its acquisition of Appia, Inc., where Mr. Forman served as Executive Chairman.

TO DATE VIEX HAS NOT PUT FORTH A COMPELLING PLAN TO CREATE LONG TERM VALUE

Over the past eight months, we have actively engaged with VIEX Opportunities Fund, LP (“VIEX”), a stockholder only since August 2015 and have worked to find a reasonable and constructive resolution to its demands. Nonetheless, VIEX has provided notice of its intent to nominate a slate of two nominees for election as directors at the Annual Meeting. It’s important for stockholders to note:

•	VIEX never requested Board representation before it announced its intent to wage a proxy contest;

•	VIEX has refused our Board’s ordinary course request to interview its nominees or to complete our customary directors’ questionnaire and since then VIEX and their advisors have rebuffed multiple attempts to amicably resolve our differences in a reasonable manner; and

•	To date, VIEX has only offered short-term ideas, amounting to financial engineering for the short-term benefit of short-term stockholders.

Stockholders should be wary of VIEX’s hollow propositions, which lack concrete, strategic underpinnings for building the value of your investment.

Importantly, YuMe’s Board has been overseeing the execution of a comprehensive, thoughtfully developed strategic plan that is well calibrated to the opportunities and challenges posed by the digital video advertising industry, and this is not the time to go off-course. Your vote FOR YuMe’s director nominees on the WHITE proxy card, will best position you to reap the benefits of your Company’s long-term, value-creating strategy.

YUME HAS A DEMONSTRATED RECORD OF ACTION AND STOCKHOLDER ENGAGEMENT

YuMe continuously engages with its stockholders. We are proud of our record of listening to, and implementing, constructive ideas that would foster long term value and good corporate governance:

•	Consistent with stockholder feedback, we have been cutting costs;

•	Consistent with stockholder feedback, we have been buying back stock;

•	Consistent with stockholder feedback, we have added several new, independent board members in recent years including the two up for election; and

•	We have heeded the requests of our largest stockholders and have placed VIEX’s advisory proposal in our proxy statement and on our proxy card.

YuMe recognizes that there are differing views on board classification and believes that there are valid arguments for and against classified boards. We have continued to engage with various stockholders on this topic and decided to recommend a vote FOR this advisory proposal. As the declassification of the board is a stockholder matter, we will use this proposal as an opportunity for stockholders to express their view on this subject and, ultimately, will defer to the recommendation of the stockholders.

SUPPORT YUME’S COMPELLING PLAN TO DRIVE LONG-TERM PROFITABLE GROWTH

VOTE THE WHITE CARD TODAY

Your Board and management continue to lay the foundation for significant stockholder value creation for years to come. We firmly believe your Board has the right blend of skills and capabilities to focus on doing what’s best for all YuMe stockholders. We look forward to continued engagement with our stockholders and future updates on our progress.

Thank you for your support. Sincerely,
Jayant Kadambi	Daniel Springer
Chairman and Chief Executive Officer	Lead Independent Director

If you have questions or need assistance voting your WHITE proxy card,

please contact:

Innisfree M&A Incorporated

Stockholders in the U.S. and Canada may call toll-free: (888) 750-5834

Stockholders in other locations may call: + (412) 232-3651

Banks and Brokers may call collect: (212) 750-5833

Notice Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. These forward-looking statements include but are not limited to statements regarding the proposed director nominees, YuMe’s future financial results and its stock repurchase program. Actual results may differ materially from those anticipated in these forward-looking statements. Factors that might contribute to such differences include, among others, that historical growth rates and results may not be indicative of future growth rates and results; economic downturns and the general state of the economy; our ability to expand our customer base and increase sales to existing customers; our ability to retain and hire necessary employees; the impact of seasonality on our business; we may be unable to successfully sell, integrate or maintain our programmatic solution and there can be no assurance that our advertising customers or our network of digital media property owners will embrace or adopt our programmatic solution; our ability to develop innovative new products and services on a timely and cost-effective basis; client acceptance of our products and services; unforeseen changes in expense levels; competition and the pricing strategies of our competitors, which could lead to pricing pressure; and the effect the announcement of the stockholder proposal and nominations may have on YuMe’s relationships with its stockholders and other constituencies and on our ongoing business operations. For more information regarding the risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements, as well as risks relating to our business in general, we refer you to the “Risk Factors” section of YuMe’s most recent Form 10-K and YuMe’s other filings, which are available on the Securities and Exchange Commission (“SEC”) Web site at www.sec.gov. These forward-looking statements are based on current expectations and YuMe assumes no obligation to update this information.

Important Additional Information

YuMe filed a proxy statement with SEC in connection with the solicitation of proxies for the 2016 Annual Meeting (the “Proxy Statement”) on April 14, 2016. YuMe, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2016 Annual Meeting. Information regarding the names of YuMe’s directors and executive officers and their respective interests in YuMe by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in YuMe’s securities have changed or will change following the Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in YuMe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 10, 2016. Details concerning the nominees of YuMe’s Board of Directors for election at the 2016 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF YUME ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by YuMe free of charge from the SEC’s website, www.sec.gov. YuMe stockholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Secretary, YuMe, Inc., 1204 Middlefield Road, Redwood City, CA 94063.

About YuMe

YuMe, Inc. (NYSE:YUME) is a leading provider of global audience technologies, curating relationships between brand advertisers and consumers of premium video content across a growing range of connected devices. Combining data-driven technologies with deep insight into audience behavior, YuMe offers brand advertisers end-to-end marketing software that establishes greater brand resonance with engaged consumers. It is the evolution of brand advertising for an ever-expanding video ecosystem. YuMe is headquartered in Redwood City, CA with European headquarters in London and 17 additional offices worldwide. For more information, visit YuMe.com/pr, follow @YuMeVideo and like YuMe on Facebook. YuMe, YuMe for Publishers and YFP are trademarks of YuMe. All other brands, products or service names are or may be trademarks or service marks of their respective owners.

Contacts

Investor Relations

YuMe, Inc.

Gary J. Fuges, CFA, 650-503-7875

ir@yume.com

Innisfree M&A Incorporated

Larry Miller / Emily Rogers, 212-750-5833

lmiller@innisfreema.com / erogers@innisfreema.com

Media Relations

Sard Verbinnen & Co

John Christiansen / Meghan Gavigan, 415-618-8750

jchristiansen@sardverb.com / mgavigan@sardverb.com

[i]	Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income, adjusted to exclude income taxes, interest, depreciation and amortization, and stock-based compensation. We believe that adjusted EBITDA provides useful information to investors in understanding and evaluating our operating results in the same manner as management and the board of directors. This non-GAAP information is not necessarily comparable to non-GAAP information of other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income prepared in accordance with GAAP as a measure of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.
ii	Permission to include analyst quotes was neither sought nor obtained.